The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

August 2022

Preliminary Pricing Supplement

Dated August 5, 2022

Registration Statement No. 333-263376

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated May 27, 2022,

Index Supplement dated May 27, 2022

and Product Supplement dated May 27, 2022)

Structured Investments

Opportunities in U.S. Equities

Contingent Income Callable Securities due on or about August 15, 2024

$● Based on the Performance of the S&P 500® Index

Contingent Income Callable Securities (the “securities”) offer the opportunity for investors to earn a contingent payment with respect to each determination date on which the closing level of the underlying index is equal to or greater than 70.00% of the initial index level, which we refer to as the coupon barrier level. In addition, UBS may elect to call the securities in whole, but not in part (an “issuer call”) on any determination date (other than the final determination date) regardless of the closing level of the underlying index. If UBS elects to call the securities prior to maturity, UBS will pay you on the first contingent payment date immediately following the related determination date an amount per security equal to (i) the stated principal amount plus (ii) any applicable contingent payment. If on any determination date (other than the final determination date) the closing level of the underlying index is less than the coupon barrier level, you will not receive any contingent payment for that period. As a result, investors must be willing to accept the risk of not receiving any contingent payments. Furthermore, if UBS does not elect to call the securities prior to maturity and the final index level is less than the downside threshold level on the final determination date, UBS will pay you a cash payment per security that will be less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the percentage decline in the underlying index from the pricing date to the final determination date (the “underlying return”) and, in extreme situations, you could lose all of your initial investment. Accordingly, the securities do not guarantee any return of principal at maturity. UBS may elect to call the securities prior to maturity at its discretion on any determination date regardless of the performance of the underlying index. Investors will not participate in any increase in the level of the underlying index from the initial index level and must be willing to accept the risk of not receiving any contingent payments over the term of the securities. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Pricing date:	Expected to be August 12, 2022
Original issue date:

Expected to be August 17, 2022 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Maturity date:

Expected to be August 15, 2024, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Payment Dates — Maturity Date” in the accompanying product supplement.

Issuer call feature:

UBS may call the securities in whole, but not in part, on any determination date (other than the final determination date) regardless of the closing level of the underlying index. If UBS elects to call the securities prior to maturity, we will pay the issuer call amount on the first contingent payment date immediately following the related determination date. Before UBS elects to call the securities, UBS will deliver written notice to the trustee.

Issuer call amount:	The issuer call amount will be an amount equal to (i) the stated principal amount plus (ii) any contingent payment otherwise payable with respect to the related determination date.
Contingent payment:

●If, on any determination date, the closing level of the underlying index or final index level, as applicable, is equal to or greater than the coupon barrier level, we will pay a contingent payment of $21.75 (equivalent to 8.70% per annum of the stated principal amount) per security on the related contingent payment date.

●If, on any determination date, the closing level of the underlying index or final index level, as applicable, is less than the coupon barrier level, no contingent payment will be made with respect to that determination date.

Determination dates:

Expected to be November 14, 2022, February 13, 2023, May 12, 2023, August 14, 2023, November 13, 2023, February 12, 2024, May 13, 2024 and August 12, 2024, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Valuation Dates”, — Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to August 12, 2024 as the final determination date. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the determination dates (including the final determination date) and maturity date to ensure that the stated term of the securities remains the same. References in the accompanying product supplement to one or more “valuation dates” shall mean the determination dates for purposes of the market disruption event provisions in the accompanying product supplement.

Contingent payment dates:

Expected to be November 17, 2022, February 16, 2023, May 17, 2023, August 17, 2023, November 16, 2023, February 15, 2024, May 16, 2024 and the maturity date, subject to postponement for non-business days and as described under “General Terms of the Securities — Payment Dates” and “— Maturity Date” in the accompanying product supplement. References in the accompanying product supplement to one or more “payment dates” shall mean the contingent payment dates for purposes of the market disruption event provisions in the accompanying product supplement.

Payment at maturity:	●If the final index level is equal to or greater than the downside threshold level:		(i) the stated principal amount plus (ii) the contingent payment otherwise payable with respect to the final determination date
●If the final index level is less than the downside threshold level:

a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return, for an amount equal to (i) the stated principal amount plus (ii) the stated principal amount times the underlying return.

If UBS does not elect to call the securities and the final index level is less than the downside threshold level, investors will lose a significant portion and may lose all of their initial investment.

Underlying return:	The quotient, expressed as a percentage of the following formula: (final index level − initial index level) / initial index level
Initial index level:	[●], which is the closing level of the underlying index on the pricing date
Coupon barrier level:	[●], which is equal to 70.00% of the initial index level
Downside threshold level:	[●], which is equal to 70.00% of the initial index level
Final index level:	The closing level of the underlying index on the final determination date
CUSIP:	90279FPZ8
ISIN:	US90279FPZ89
Listing:	The securities will not be listed or displayed on any securities exchange or electronic communications network.
Calculation Agent:	UBS Securities LLC
Commissions and issue price:		Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security		100.00%	1.00%(a)	98.50%
+0.50%(b)
1.50%
Total		$•	$•	$•

(1)UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $15.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)a fixed sales commission of $10.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets if any”.

The estimated initial value of the securities as of the pricing date is expected to be between $949.60 and $979.60. The range of the estimated initial value of the securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 12 of this document.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated May 27, 2022   Index supplement dated May 27, 2022  Prospectus dated May 27, 2022

Additional Information About UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

♦Index Supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

♦Product Supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated May 27, 2022, references to the “accompanying index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated May 27, 2022.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third the accompanying index supplement; and finally, the accompanying prospectus.

Contingent Income Callable Securities due on or about August 15, 2024

$• Based on the Performance of the S&P 500® Index

Investment Summary

The Contingent Income Callable Securities due on or about August 15, 2024 based on the performance of the S&P 500® Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent payment, which is an amount equal to $21.75 (equivalent to 8.70% per annum of the stated principal amount) per security, with respect to each determination date on which the closing level or the final index level, as applicable, is equal to or greater than 70.00% of the initial index level, which we refer to as the coupon barrier level. The contingent payment, if any, will be payable on the relevant contingent payment date. It is possible that the closing level of the underlying index could remain less than the coupon barrier level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent payments.

UBS may call the securities in whole, but not in part, on any determination date (other than the final determination date) regardless of the closing level of the underlying index. If UBS elects to call the securities prior to maturity, we will pay an issuer call amount equal to (i) the stated principal amount plus (ii) any contingent payment otherwise payable with respect to the related determination date. If UBS does not elect to call the securities and the final index level is equal to or greater than the downside threshold level, the payment at maturity will also be the sum of (i) the stated principal amount and (ii) the contingent payment otherwise payable with respect to the final determination date. If, however, UBS does not elect to call the securities and the final index level is less than the downside threshold level, the payment at maturity will be a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return, for an amount equal to (i) the stated principal amount plus (ii) the stated principal amount times the underlying return. The value of such cash payment will be less than 70.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing a significant portion or, in extreme situations, all of their initial investment and also the risk of not receiving any contingent payments. In addition, investors will not participate in any increase in the level of the underlying index from the initial index level.

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Contingent Income Callable Securities due on or about August 15, 2024

$• Based on the Performance of the S&P 500® Index

Key Investment Rationale

The securities offer the opportunity for investors to earn a contingent payment equal to $21.75 (equivalent to 8.70% per annum of the stated principal amount) per security, with respect to each determination date on which the closing level or the final index level, as applicable, is equal to or greater than 70.00% of the initial index level, which we refer to as the coupon barrier level. UBS may call the securities in whole, but not in part, on any determination date (other than the final determination date) regardless of the closing level of the underlying index. If UBS elects to call the securities prior to maturity, we will pay an issuer call amount equal to (i) the stated principal amount per security plus (ii) any contingent payment otherwise payable with respect to the related determination date. The payment at maturity will vary depending on the final index level, as follows:

Scenario 1

UBS elects to call the securities on any of the determination dates other than the final determination date.

￭The securities will be subject to an issuer call and we will pay an issuer call amount equal to (i) the stated principal amount plus (ii) any contingent payment otherwise payable with respect to the related determination date.

￭Investors will not participate in any increase in the level of the underlying index from the initial index level.

Scenario 2

UBS does not elect to call the securities prior to maturity and the final index level is equal to or greater than the downside threshold level.

￭The payment at maturity will be (i) the stated principal amount plus (ii) the contingent payment otherwise payable with respect to the final determination date.

￭Investors will not participate in any increase in the level of the underlying index from the initial index level.

Scenario 3

UBS does not elect to call the securities prior to maturity and the final index level is less than the downside threshold level and coupon barrier level.

￭The payment at maturity will be a cash payment that is less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return, for an amount equal to (i) the stated principal amount plus (ii) the stated principal amount times the underlying return.

￭Investors will lose a significant portion or, in extreme situations, all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose a significant portion or, in extreme situations, all of your initial investment. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

The securities will not pay a contingent payment on a contingent payment date (including the maturity date) if the closing level is less than the coupon barrier level on the related determination date. UBS may elect to call the securities prior to maturity at its discretion on any determination date regardless of the performance of the underlying index. If UBS does not elect to call the securities prior to maturity and the final index level is less than the downside threshold level, you will lose a significant portion or, in extreme situations, all of your initial investment at maturity.

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Contingent Income Callable Securities due on or about August 15, 2024

$• Based on the Performance of the S&P 500® Index

Investor Suitability

The securities may be suitable for you if:

￭You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

￭You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as that of a hypothetical direct investment in the underlying index or the stocks comprising such underlying index (the “index constituent stocks”).

￭You believe that the closing level will be equal to or greater than the coupon barrier level on each determination date (including the final determination date) and the final index level will be equal to or greater than the downside threshold level.

￭You understand and accept that you will not participate in any increase in the level of the underlying index from the initial index level and that any potential positive return is limited to the contingent payments specified herein.

￭You can tolerate fluctuations in the level of the securities prior to maturity that may be similar to or exceed the downside fluctuations of level of the underlying index.

￭You are willing to invest in the securities based on the downside threshold level and contingent payment specified on the cover hereof.

￭You are willing to forgo any dividends paid on the index constituent stocks and you do not seek guaranteed current income from this investment.

￭You are willing to invest in securities that UBS may elect to call prior to the maturity date and you are otherwise willing to hold such securities to maturity, a term of approximately 24 months, and accept that there may be little or no secondary market for the securities.

￭You understand and are willing to accept the risks associated with the underlying index.

￭You are willing to assume the credit risk of UBS for all payments under the securities, and you understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

￭You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

￭You do not fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.

￭You require an investment designed to provide a full return of principal at maturity.

￭You cannot tolerate a loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the same downside market risk as that of a hypothetical direct investment in the underlying index or the index constituent stocks.

￭You believe that the closing level will decline during the term of the securities and is likely to be less than the coupon barrier level on one or more determination dates (including the final determination date) or that the final index level is likely to be less than the downside threshold level.

￭You seek an investment that participates in the increase in the level of the underlying index from the initial index level or that has unlimited return potential.

￭You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations of the underlying index.

￭You are unwilling to invest in the securities based on the downside threshold level and contingent payment specified on the cover hereof.

￭You prefer to receive any dividends paid on the index constituent stocks or you seek guaranteed current income from this investment.

￭You are unable or unwilling to hold securities that UBS may elect to call prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 24 months, or you seek an investment for which there will be an active secondary market.

￭You do not understand and are not willing to accept the risks associated with the underlying index.

￭You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

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Contingent Income Callable Securities due on or about August 15, 2024

$• Based on the Performance of the S&P 500® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing level and (2) the finalindex level.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Issuer Call Occurs

For more information about the payout upon an issuer call or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on the following page.

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Contingent Income Callable Securities due on or about August 15, 2024

$• Based on the Performance of the S&P 500® Index

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security will be determined on the pricing date and will be specified in the final pricing supplement; amounts may have been rounded for ease of analysis):

Hypothetical Initial Index Level:	4,000
Hypothetical Coupon Barrier Level:	2,800, which is 70.00% of the initial index level
Hypothetical Downside Threshold Level:	2,800, which is 70.00% of the initial index level
Hypothetical Contingent Payment:*	$21.75 per security (equivalent to 8.70% per annum of the stated principal amount)
Stated Principal Amount:	$1,000.00 per security

In Examples 1 and 2, the closing level fluctuates over the term of the securities and UBS elects to call the securities on one of the determination dates (other than the final determination date). Because UBS elects to call the securities on one of the determination dates (other than the final determination date), the securities are subject to an issuer call following the relevant determination date. In Examples 3 and 4, the UBS does not elect to call the securities on one of the determination dates (other than the final determination date), and, consequently, the securities are not subject to an issuer call, and remain outstanding until maturity.

	Example 1		Example 2
Determination Dates	Hypothetical Closing Level	Contingent Payment	Issuer Call Amount	Hypothetical Closing Level	Contingent Payment	Issuer Call Amount
#1	2,700	$0.00	$1,000.00	3,760	$21.75	N/A
#2	N/A	N/A	N/A	2,680	$0.00	N/A
#3	N/A	N/A	N/A	4,800	—*	$1,021.75
#4	N/A	N/A	N/A	N/A	N/A	N/A
#5	N/A	N/A	N/A	N/A	N/A	N/A
#6	N/A	N/A	N/A	N/A	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A		N/A

* The issuer call amount includes the unpaid contingent payment with respect to the determination date on which UBS elects to call the securities and the closing level is equal to or greater than the coupon barrier level.

￭In Example 1, the securities are subject to an issuer following the first determination date as UBS elects to call the securities on the first determination date. You receive the issuer call amount, calculated as follows:

Stated Principal Amount = $1,000.00

In this example, the issuer call feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. As the closing level on the first determination date is less than the coupon barrier level, you will not receive the contingent payment with respect to such determination date. If UBS elects to call the securities prior to maturity, you will stop receiving contingent payments. Your total return per security in this example is $1,000.00 (a total return of 0.00% on the securities).

￭In Example 2, the securities are subject to an issuer following the third determination date as UBS elects to call the securities on the third determination date. As the closing level on the first determination date is equal to or greater than the coupon barrier level, you receive the contingent payment of $21.75 with respect to such determination date. As the closing level on the third determination date is also equal to or greater than the coupon barrier level, following the third determination date, you receive an issuer call amount of $1,021.75, which includes the contingent payment with respect to the third determination date.

In this example, the issuer call feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If UBS elects to call the securities prior to maturity, you will stop receiving contingent payments. Further, although the underlying index has appreciated by 20% from the initial index level on the third determination date, you only receive $1,021.75 per security and do not benefit from such appreciation. When added to the

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Contingent Income Callable Securities due on or about August 15, 2024

$• Based on the Performance of the S&P 500® Index

contingent payment of $21.75 received in respect of the prior determination dates, UBS will have paid you a total of $1,043.50 per security for a total return of 4.35% on the securities.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Level	Contingent Payment	Issuer Call Amount	Hypothetical Closing Level	Contingent Payment	Issuer Call Amount
#1	2,760	$0.00	N/A	2,660	$0.00	N/A
#2	2,700	$0.00	N/A	2,780	$0.00	N/A
#3	2,330	$0.00	N/A	2,330	$0.00	N/A
#4	2,500	$0.00	N/A	2,230	$0.00	N/A
#5	2,605	$0.00	N/A	2,400	$0.00	N/A
#6	2,770	$0.00	N/A	2,550	$0.00	N/A
#7	2,505	$0.00	N/A	2,350	$0.00	N/A
Final Determination Date	3,600	—*	N/A	1,600	$0.00	N/A
Payment at Maturity	$1,021.75			$400.00

*The final contingent payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final index level.

￭In Example 3, UBS does not elect to call the securities prior to maturity and the closing level is less than the coupon barrier level on each determination date prior to the final determination date and, as a result, you do not receive any contingent payments during the term of the securities. On the final determination date, the closing level decreases from the initial index level to the final index level. Although the final index level is less than the initial index level, because the final index level is equal to or greater than the downside threshold level, you receive the stated principal amount plus a contingent payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000.00 + $21.75 = $1,021.75

In this example, although the final index level represents a 10.00% decline from the initial index level, you receive the stated principal amount per security plus the contingent payment, equal to a total payment of $1,021.75 per security at maturity. Your total return per security in this example is $1,021.75 (a total return of 2.175% on the securities).

￭In Example 4, UBS does not elect to call the securities prior to maturity and the closing level remains less than the coupon barrier level throughout the term of the securities. As a result, you do not receive any contingent payment during the term of the securities. Furthermore, because the final index level is less than the downside threshold level, you are fully exposed to the decline in the underlying index. Your payment at maturity is calculated as follows:

$1,000.00 + ($1,000.00 × Underlying Return)

= $1,000.00 + ($1,000.00 × -60.00%)

 = $400.00

In this example, because the final index level represents a 60.00% decline, you will receive a total cash payment per security at maturity equal to $400.00 (a loss of 60.00% on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If UBS does not elect to call the securities prior to maturity, you may lose a significant portion or, in extreme situations, all of your initial investment. Specifically, if UBS does not elect to call the securities prior to maturity and the final index level is less than the downside threshold level, UBS will pay you a cash payment per security that will be less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return over the term of the securities.

The securities will not pay a contingent payment if the closing level is less than the coupon barrier level on any determination date. UBS may elect to call the securities prior to maturity at its discretion on any determination date regardless of the performance of the underlying index.

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Contingent Income Callable Securities due on or about August 15, 2024

$• Based on the Performance of the S&P 500® Index

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

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Contingent Income Callable Securities due on or about August 15, 2024

$• Based on the Performance of the S&P 500® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities.

Risks Relating to Return Characteristics

￭Risk of loss at maturity. The securities differ from ordinary debt securities in that UBS will not necessarily repay the stated principal amount of the securities at maturity. If UBS does not elect to call the securities prior to maturity, UBS will repay you the stated principal amount of your securities in cash only if the final index level is equal to or greater than the downside threshold level and will only make such payment at maturity. If UBS does not elect to call the securities prior to maturity and the final index level is less than the downside threshold level, you will lose a significant percentage or all of your principal amount equal to the underlying return.

￭Contingent repayment of stated principal amount only at maturity. If UBS does not elect to call the securities prior to maturity, you should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying index is equal to or greater than the downside threshold level.

￭You may not receive any contingent payments. UBS will not necessarily make periodic payments on the securities. If the closing level on any determination date is less than the coupon barrier level, UBS will not pay you the contingent payment applicable to such determination date. If the closing level is less than the coupon barrier level on each of the determination dates, UBS will not pay you any contingent payments during the term of, and you will not receive a positive return on, your securities. Generally, this non‑payment of the contingent payment coincides with a period of greater risk of principal loss on your securities.

￭Your potential return on the securities is limited and you will not participate in any increase in the level of the underlying index from the initial index level. The return potential of the securities is limited to the pre-specified contingent payment rate, regardless of any increase in the level of the underlying index from the initial index level. In addition, your return on the securities will vary based on the number of determination dates on which the requirements of the contingent payment have been met prior to maturity or an issuer call. Furthermore, if UBS elects to call the securities prior to maturity, you will not receive any contingent payments or any other payment in respect of any determination dates after the applicable contingent payment date, and your return on the securities could be less than if the securities remained outstanding until maturity. If UBS does not elect to call the securities prior to maturity, you may be subject to the depreciation in the level of the underlying index even though you cannot participate in any increase in the level of the underlying index. As a result, the return on an investment in the securities could be less than the return on a direct investment in any or all of the index constituent stocks.

￭Higher contingent payments or a lower downside threshold level or coupon barrier may reflect greater expected volatility of the underlying index, and greater expected volatility generally indicates an increased risk of loss at maturity. The economic terms for the securities, including the contingent payments, coupon barrier level and downside threshold level, are based, in part, on the expected volatility of the underlying index at the time the terms of the securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying index. A greater expected volatility of the underlying index as of the pricing date results in a greater expectation as of that date that the closing level could be less than the coupon barrier level on any determination date and that the final index level of the underlying index could be less than the downside threshold level on the final determination date and, as a consequence, indicates an increased risk of not receiving a contingent payment and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent payment than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold level and/or coupon barrier level than those terms on otherwise comparable securities. Therefore, a relatively higher contingent payment may indicate an increased risk of loss. Further, a relatively lower downside threshold level and/or coupon barrier level may not necessarily indicate that the securities have a greater likelihood of a return of principal at maturity and/or paying contingent payments. The level of the underlying index for your securities could fall sharply, which could result in the loss of a significant portion or all of your initial investment.

￭Reinvestment risk. The term of your securities will be limited if UBS elects to call the securities on any determination date other than the final determination date and you will not receive any more contingent payments after the related contingent payment date. UBS, in its sole discretion, can elect to call the securities as early as the first contingent payment date, potentially limiting your investment to a term of approximately 3 months. In the event that UBS elects to call the securities prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk. Further, UBS’ right to call the securities may also adversely impact your ability to sell your securities in the secondary market.

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It is more likely that UBS will elect to call the securities prior to maturity when the expected contingent payments on the securities are greater than the interest that would be payable on other instruments issued by UBS of comparable maturity, terms and credit rating trading in the market. The greater likelihood of UBS calling the securities in that environment increases the risk that you will not be able to reinvest the proceeds from the called securities in an equivalent investment with similar contingent payments. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built‑in costs such as dealer discounts and hedging costs. UBS is less likely to call the securities prior to maturity when the expected contingent payments on the securities are less than the interest that would be payable on other comparable instruments issued by UBS, which includes when the level of the underlying index is less than the coupon barrier level. Therefore, the securities are more likely to remain outstanding when the expected amount payable on the securities is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.

￭An investment in securities with contingent payment and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features. Because of the issuer call and contingent payment features of the securities, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the contingent payments on the securities may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your securities at such time, the value of your securities in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the contingent payments on the securities and UBS elects to call the securities prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk.

Risks Relating to Characteristics of the Underlying Index

￭Market risk. The return on the securities, which may be negative, is linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks. The level of the underlying index can rise or fall sharply due to factors specific to the underlying index or its index constituent stocks, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the issuers of the index constituent stocks and, therefore, the underlying index. You, as an investor in the securities, should conduct your own investigation into the underlying index and index constituent stocks.

￭There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall and there can be no assurance that the closing level will be equal to or greater than the coupon barrier level on any determination date or, if UBS does not elect to call the securities prior to maturity, that the final index level will be equal to or greater than the downside threshold level. The level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the index constituent stocks (the “index constituent stock issuers”). You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and the index constituent stocks in particular, and the risk of losing a significant portion or all of your initial investment.

￭Changes affecting the underlying index could have an adverse effect on the market value of, and return on, the securities. The policies of the index sponsor as specified under “Information About the Underlying Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Further, indices like the underlying index have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the underlying index) or the administrator (the index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying index, it may deem the closing level of the original underlying index on the trading day immediately prior to the date of such

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event to be its closing level on each applicable date. Such event and potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such actions could have an adverse effect on the market value of, and return on, the securities.

￭There is no affiliation between the index sponsor and UBS, and UBS is not responsible for any disclosure by the index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsors. However, we and our affiliates are not affiliated with the index sponsor and have no ability to control or predict their actions. You, as an investor in the securities, should conduct your own independent investigation of the index sponsor and the underlying index for your securities. The index sponsor is not involved in the securities offered hereby in any way and has no obligation of any sort with respect to your securities. The index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the market value of, and return on, your securities.

￭The underlying index reflects price return, not total return. The return on your securities is based on the performance of the underlying index, which reflect the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on your securities will not include such a total return feature or dividend component.

Estimated Value Considerations

￭The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities will be set forth in the applicable pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the level of the underlying index, volatility of the underlying index and index constituent stocks, any dividends paid on the index constituent stocks, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Index —Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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￭The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index and index constituent stocks; any dividends paid on the index constituent stocks; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflicts of interest. UBS and its affiliates may engage in business with any index constituent stock issuer, which may present a conflict between the obligations of UBS and you, as a holder of the securities. Moreover, UBS may elect to call the securities pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the securities, such as, but not limited to, those described above under “Risks Relating to Return Characteristics —Reinvestment risk” and “—An investment in securities with contingent payment and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features”. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent payment is payable to you on any contingent payment date and the payment at maturity of the securities, if any, based on observed closing levels of the underlying index. The calculation agent can postpone the determination of the initial index level, closing level or final index level (and therefore the related contingent payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on the pricing date, any determination date or the final determination date, respectively.

As UBS determines the economic terms of the securities, including the contingent payment, coupon barrier level and downside threshold levels, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.

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In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the securities, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the securities. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the securities and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the securities to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the securities to you.

￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the market value of, and return on, the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying index to which the securities are linked.

￭Potential UBS impact on an underlying index or index constituent stock. Trading or transactions by UBS and/or its affiliates in an underlying index or any index constituent stock, listed and/or over the counter options, futures, exchange-traded funds or other instruments with return linked to the performance of that underlying index or any index constituent stock, may adversely affect the market price(s) or level(s) of that underlying index on any determination date or the final determination date and, therefore, the market value of the securities and any payout to you of any contingent payments or at maturity.

Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose all of your initial investment.

￭The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. The Swiss Banking Insolvency Ordinance provides that a debt to equity swap and/or a write-off of debt and other obligations (including the securities) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt to equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt to equity swap (other than

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deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the securities will be partially or fully converted into equity or written off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the securities. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the securities, the price or value of their investment in the securities and/or the ability of UBS to satisfy its obligations under the securities and could lead to holders losing some or all of their investment in the securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Information About the Underlying Index

All disclosures contained in this document regarding the underlying index for the securities are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index. You should make your own investigation into the underlying index.

Included on the following pages is a brief description of the underlying index. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for the underlying index. The information given below is for the specified calendar quarters. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical prices of the underlying index as an indication of future performance.

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make‑up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index.

Information as of market close on August 2, 2022:

Bloomberg Ticker Symbol:	SPX <Index>	52 Week High (on January 3, 2022):	4,796.56
Current Index Level:	4,091.19	52 Week Low (on June 16, 2022):	3,666.77
52 Weeks Ago (on August 2, 2021):	4,387.16

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Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the specified period. The closing level of the underlying index on August 2, 2022 was 4,091.19 (the “hypothetical initial index level”). The associated graph shows the closing levels of the underlying index for each day from January 1, 2012 to August 2, 2022. The dotted lines represent a hypothetical downside threshold level and hypothetical coupon barrier level of 2,863.83, which is equal to 70.00% of the hypothetical initial index level. The actual coupon barrier level and downside threshold level will be set on the pricing date. We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time during the term of the securities.

S&P 500® Index	High	Low	Period End
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter (through August 2, 2022)	4,130.29	3,790.38	4,091.19

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S&P 500® Index – Daily Closing Levels January 1, 2012 to August 2, 2022

This document relates only to the securities offered hereby and does not relate to the underlying index or other securities linked to the underlying index. We have derived all disclosures contained in this document regarding the underlying index from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying index.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying index.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying index. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or the applicable contingent payment date upon issuer call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent payment, you should generally recognize capital gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a contingent payment date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed

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income accruals. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their securities if they do not hold their securities in an account maintained by a financial institution and the aggregate value of their securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its securities and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our special U.S. tax counsel is of the opinion that contingent payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the securities to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition may be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent stock issuer as a USRPHC and the securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the securities are not “delta-one” with respect to the underlying index or any index constituent stock, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, index constituent stocks or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying index, index constituent stocks or the securities. If you enter, or have entered, into other transactions in respect of the underlying index, index constituent stock issuers or the securities, you

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should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the securities is unclear, it is possible that any contingent payment with respect to the securities could be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying product supplement under “Use of Proceeds and Hedging”. We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities, including any payment at maturity. See “Risk Factors” in this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $15.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $15.00 reflecting a fixed sales commission of $10.00 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs

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the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest. UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation. The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” in this document.

Prohibition of sales to EEA & UK retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information About UBS and the Securities	2
Investment Summary	3
Key Investment Rationale	4
Investor Suitability	5
How the Securities Work	6
Hypothetical Examples	7
Risk Factors	10
Information About the Underlying Index	16
Additional Information About the Securities	19

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-76
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Index	IS-18
Non-U.S. Indices	IS-25
EURO STOXX 50® Index	IS-25
FTSETM 100 Index	IS-30
MSCI Indexes	IS-34
MSCI-EAFE® Index	IS-34
MSCI® Emerging Markets IndexSM	IS-34
MSCI® Europe Index	IS-35

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76

$•

UBS AG

Contingent Income Callable Securities

due on or about August 15, 2024

Preliminary Pricing Supplement dated August 5, 2022

(To Product Supplement dated May 27, 2022

Index Supplement dated May 27, 2022

and Prospectus dated May 27, 2022)

UBS Investment Bank

UBS Securities LLC